Exhibit 5.3

Faegre Baker Daniels LLP
2200 Wells Fargo Center • 90 South Seventh Street
Minneapolis • Minnesota 55402-3901
Phone +1 612 766 7000
Fax +1 612 766 1600

August 11, 2016

Vista Outdoor Inc.

938 University Park Boulevard, Suite 200

Clearfield, Utah  84015

Ladies and Gentlemen:

We have acted as local Minnesota counsel to Vista Outdoor Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of an offer by the Company to exchange up to $350 million in aggregate principal amount of the Company’s registered 5.875% Senior Notes due 2023 (the “Exchange Notes”) for an equal aggregate principal amount of the Company’s outstanding unregistered 5.875% Senior Notes due 2023.  The Exchange Notes are to be issued under an Indenture dated as of August 11, 2015 (the “Original Indenture”) among the Company, the Guarantors (as defined therein) party thereto, including Federal Cartridge Company, a Minnesota corporation, Stoney Point Products Inc., a Minnesota corporation, and Double Bull Archery, Inc., a Minnesota corporation (each, a “Minnesota Guarantor” and collectively, the “Minnesota Guarantors”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of August 11, 2015 (the “First Supplemental Indenture”) and a Second Supplemental Indenture dated as of August 9, 2016 (the “Second Supplemental Indenture”), each among the Company, the Guarantors party thereto (including the Minnesota Guarantors) and the Trustee (the Original Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, being herein called the “Indenture”).  Payment of the Exchange Notes is to be guaranteed by the Guarantors pursuant to a guarantee contained in the Indenture (the “Guarantee”).

For purposes of rendering the opinions set forth below, we have made such examination of law as we have deemed necessary as a basis for such opinions and have reviewed originals or facsimile or electronic copies of the following documents:

(i)                                     an executed copy of the Original Indenture;

(ii)                                  executed copies of the First Supplemental Indenture and the Second Supplemental Indenture;

(iii)                               the form of Exchange Notes;

(iv)                              the articles of incorporation of each Minnesota Guarantor, as certified by the Minnesota Secretary of State as of July 23, 2015, the bylaws of each Minnesota Guarantor, and resolutions of the board of directors of each Minnesota Guarantor approving the Guarantee, together with certificates of the Secretary or an Assistant Secretary of each Minnesota Guarantor dated August 11, 2015 and the date hereof certifying as to such documents and as to the incumbency of officers of each Minnesota Guarantor (the “Secretary’s Certificate”);

(v)                                 a certificate of an officer of each Minnesota Guarantor dated the date hereof certifying as to certain additional matters relevant to the opinions expressed herein (the “Officer’s Certificate”); and

(vi)                              good standing certificates for the Minnesota Guarantors dated August 9, 2016 from the Secretary of State of the State of Minnesota (the “Good Standing Certificates”).

We have not reviewed any document other than the documents listed above for purposes of rendering the opinions expressed herein and we have assumed that there are no provisions of any such other document that bear upon or are inconsistent with such opinions.

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

(1)                                 Each Minnesota Guarantor is a corporation validly existing and in good standing under the laws of the State of Minnesota.

(2)                                 Each Minnesota Guarantor has the corporate power to execute and deliver the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture and to consummate the transactions effected thereby (including the Guarantee by such Minnesota Guarantor of the Exchange Notes).

(3)                                 The execution and delivery by each Minnesota Guarantor of the Original Indenture,  the First Supplemental Indenture and the Second Supplemental Indenture, and the Guarantee by each Minnesota Guarantor of the Exchange Notes, have been properly authorized by all necessary corporate action on the part of such Minnesota Guarantor.

(4)                                 Each Minnesota Guarantor has duly executed and delivered the Original Indenture,  the First Supplemental Indenture and the Second Supplemental Indenture.

ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

In rendering the foregoing opinions, we wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:

A.                                    We have relied solely on the Good Standing Certificates as to the opinion set forth in paragraph (1) above, and we have assumed that the information set forth in such certificates is true and correct as of the date of this opinion letter.  We have conducted no independent factual investigation of our own for purposes of rendering the opinions expressed above, but rather have relied, as to the accuracy of all relevant factual matters, on the assumptions set forth below and the statements and information set forth in the Secretary’s Certificate and the Officer’s Certificate, in each case without independent verification thereof or other investigation; provided, however, that our Primary Lawyers have no Actual Knowledge concerning the factual matters upon which reliance is placed that would render such reliance unreasonable.  For purposes hereof, the term “Primary Lawyers” means lawyers in this firm who have given substantive legal attention to representation of the Minnesota Guarantors in connection with this matter, and the term “Actual Knowledge” means the conscious awareness by such Primary Lawyers at the time this opinion letter is delivered of facts or other information without any other investigation.

B.                                    This opinion letter is limited to the laws of the State of Minnesota.

C.                                    We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

D.                                    We have relied, without investigation, upon the following assumptions (i) natural persons who are involved on behalf of the Minnesota Guarantors have sufficient legal capacity to enter into and perform the transactions contemplated by the Indenture and to carry out their role in such transactions; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (iii) documents reviewed by us, including the Indenture, would be enforced as written.

E.                                     The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof.  By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts, that may occur after the date hereof.

F.                                      The opinions expressed above do not address any of the following legal issues:  (i) compliance with fiduciary duty and conflict of interest requirements; and (ii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus forming a part of the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.  We hereby also consent to the reliance on this opinion by Cravath, Swaine & Moore LLP solely for purposes of the opinion it proposes to deliver to you in connection with the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By	/s/ Jennifer R. Mewaldt
Jennifer R. Mewaldt